Exhibit 8.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street | Palo Alto, CA 94304-1115 | Tel: 650.233.4500 | Fax: 650.233.4545

                             September 26, 2022

Nikola Corporation

4141 East Broadway Road

Phoenix, AZ 85040

Ladies and Gentlemen:

We have acted as counsel to Nikola Corporation, a Delaware corporation (“Nikola”), in connection with the preparation and filing by Nikola with the Securities and Exchange Commission of the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of shares of Nikola’s common stock. The registered shares of Nikola common stock are to be exchanged for shares of common stock of Romeo Power, Inc., a Delaware corporation (“Romeo”), upon consummation of the proposed exchange offer of J Purchaser Corp., a wholly owned subsidiary of Nikola and a Delaware corporation (“Purchaser”), and proposed subsequent merger of Purchaser with and into Romeo with Romeo continuing as the surviving corporation and as a wholly owned subsidiary of Nikola, each pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 30, 2022 (the “Agreement”), by and among Nikola, Purchaser and Romeo.

We hereby confirm to you that the discussion set forth in the prospectus/offer to exchange forming part of the Registration Statement under the caption “Certain Material U.S. Federal Income Tax Consequences”, insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, is our opinion, subject to the qualifications and limitations set forth therein and herein.

In rendering this opinion, we expressly assume (i) that the statements and facts concerning the exchange offer and subsequent merger set forth in the Registration Statement and in the Agreement are true and accurate in all respects, (ii) that the exchange offer and subsequent merger will be completed in accordance with the Registration Statement and the Agreement, (iii) that the representations and covenants contained in the tax representation letters delivered to us by Nikola and Purchaser and by Romeo are true and accurate, and (iv) that there is no change in applicable law between the date hereof and the effective time of the subsequent merger.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters concerned herein or of any subsequent changes in applicable law.

Nikola Corporation

September 26, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP